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                                                                    EXHIBIT 99.1

                              COMPANY NEWS RELEASE

          PETROGLYPH ENERGY, INC. ANNOUNCES SALE OF MAJORITY INTEREST,
                  CHANGE OF MAJORITY OF BOARD OF DIRECTORS AND
                   ACQUISITION OF PROPERTIES IN ANTELOPE CREEK

HUTCHINSON, KAN., AUGUST 22, 1999 -- PETROGLYPH ENERGY, INC. (NASDAQ: PGEI) announced the sale on August 18, 1999 of 2,753,392 shares (or 50.4%) of its common stock by a group of investors including Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, "NGP") to III Exploration Company, a wholly-owned subsidiary of Intermountain Industries, Inc. (collectively, "Intermountain Industries"). NGP's interest amounted to 46.0% of Petroglyph's outstanding common stock. In addition to NGP, the selling shareholders included three members of Petroglyph's Board of Directors, David Albin, Kenneth Hersh and Robert Christensen, and certain affiliates of NGP. Intermountain Industries is a closely held integrated energy holding company headquartered in Boise, Idaho.

The purchase was effected through a privately negotiated sale between the sellers and Intermountain Industries, with a purchase price of $3.00 per share.

Related to the sale, Messrs. Albin, Hersh and Christensen tendered their resignations from Petroglyph's Board of Directors. Mr. Christensen also resigned as an executive officer, but will remain employed by the Company as an engineering advisor. After discussing the resignations with Intermountain Industries, the remaining members of Petroglyph's Board of Directors nominated William C. Glynn, Richard Hokin, and Eugene C. Thomas, to fill the vacancies created on the Board of Directors by the resignations.

Robert C. Murdock, President and CEO of Petroglyph noted, "This private stock transaction replaces the Company's largest single shareholder group, NGP, with an investor whose long-term involvement in the oil and gas industry should be highly beneficial to the Company. Intermountain Industries has substantial holdings in the downstream sectors of the industry. It operates the largest natural gas distribution utility in Idaho, the largest end-use natural gas marketing business in the Northwest and has producing oil and gas properties in the Rocky Mountain region including the Uinta Basin of Utah. Petroglyph is extremely pleased that Bill Glynn, Richard Hokin and Gene Thomas have agreed to join the Board. These gentlemen, who also serve on the Intermountain Industries Board of Directors, add very attractive breadth of experience to Petroglyph, both in the energy business and in general business development. The new relationship will immediately strengthen our ability to develop financing alternatives for property acquisitions and development activities."

THE ANTELOPE CREEK ACQUISITION

The Company also reported that on August 20, 1999, Petroglyph acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah from its non-operated


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working interest partner (the "Acquisition"). The Acquisition gives the Company
100% working interest in the field and is expected to be immediately accretive to cash flow and significantly enhance the Company's oil and gas production and reserves. The Acquisition was effective August 1, 1999.

Mr. Murdock also said, "Before the Acquisition, the Antelope Creek field represented over 90% of Petroglyph's current proved reserves and our largest source of operating cash flow. By acquiring the other half of Antelope Creek, Petroglyph achieves several benefits simultaneously, including nearly doubling our proved reserves, enhancing our revenues and operating cash flow, increasing concentration in our largest core area and reducing our already low average finding cost structure. This acquisition creates necessary momentum for our continued consolidation in the Uinta Basin while being accretive to the Company by every standard measure. This is an extraordinary step forward."

Additionally, Petroglyph sold $5 million of 8% senior subordinated notes due 2004, (the "Notes") to Intermountain Industries. The Notes also required the Company to deliver to Intermountain Industries a stock purchase warrant to acquire 150,000 shares of common stock of Petroglyph at an exercise price of $3.00 per share and the ability for Intermountain Industries to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants is based on the future stock price performance and the amount and duration of the Notes outstanding. Petroglyph may redeem the Notes at par without penalty at any time.

The Company utilized proceeds from the Notes and increased borrowing capacity under its existing revolving credit facility to finance the Acquisition.

Petroglyph Energy, Inc. is an independent energy company located in Hutchinson, Kansas engaged in the exploration, development and acquisition of oil and gas properties. Its properties are concentrated in Utah, Colorado and Texas.

FORWARD LOOKING STATEMENTS

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include but are not limited to risks inherent in drilling and other development activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells and implementing enhanced oil recovery programs, the availability, proximity and capacity of refineries, pipelines and processing facilities, shortages or delays in the delivery of equipment and services, land issues, federal and state regulatory developments and other risks more fully described in Petroglyph's filings with the Securities and Exchange Commission.

CONTACT: Tim A. Lucas, VP & CFO or Robert C. Murdock, Chairman, President & CEO 316-665-8500, fax, 316-665-8577 at Petroglyph Energy, Inc.